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                                  PRESS RELEASE
                           APRIL 10, 2008 AT 4:00 P.M.

                 Contact: Joseph J. Bouffard, President and CEO
                                 (410) 248-9130

        BCSB BANCORP, INC. ANNOUNCES COMPLETION OF SECOND STEP CONVERSION


April 10, 2008, Baltimore, Maryland - BCSB Bancorp, Inc. (Nasdaq-BCSBD), holding company for Baltimore County Savings Bank, F.S.B., announced that the second step conversion of Baltimore County Savings Bank, F.S.B. from the mutual holding company form of organization to the stock form of organization was completed as of the close of business today.

President and CEO Joseph Bouffard stated that this was a major milestone for the Company. Coupled with the recent lifting of a Supervisory Agreement by the Company's primary federal regulator (The Office of Thrift Supervision), BCSB has accomplished two of its major strategic initiatives - becoming better capitalized and easing regulatory concerns. Bouffard indicated that the raising of capital, in a particularly difficult economic market for financial institutions, was encouraging because it showed investor confidence in the Company.

As a result of the conversion and offering, BCSB Bancorp, Inc. became the holding company for Baltimore County Savings Bank, F.S.B., and Baltimore County Savings Bank, M.H.C. and BCSB Bankcorp, Inc. ceased to exist.

Beginning on April 11, 2008, the shares of BCSB Bancorp will trade under the symbol "BCSBD" for a period of 20 trading days. Thereafter, BCSB Bancorp's trading symbol will revert to "BCSB."

A total of 1,976,538 shares of common stock, the minimum of the offering range, were sold in the subscription, community and syndicated community offerings at the price of $10.00 per share, including 122,197 shares purchased by the Baltimore County Savings Bank, F.S.B. Employee Stock Ownership Plan. As part of the conversion, existing shares of BCSB Bankcorp were converted into the right to receive 0.5264 shares of BCSB Bancorp common stock. Cash will be issued in lieu of fractional shares based on the offering price of $10.00. Stock certificates will be mailed to investors in the subscription and community and syndicated community offerings on or about April 11, 2008. Registered shareholders of the former BCSB Bankcorp, Inc. as of April 10, 2008 will be mailed materials relating to the share exchange on or about April 11, 2008.

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Sandler O'Neill + Partners, L.P. acted as financial advisor and marketing agent with respect to the offering. Sandler O'Neill + Partners, L.P. acted as sole book-running manager and Sterne, Agee & Leach, Inc. acted as co-manager of the syndicated community offering. Muldoon Murphy & Aguggia LLP of Washington, D.C. acted as legal counsel to BCSB Bankcorp.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bancorp, Inc. Baltimore County Savings Bank provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank, F.S.B. are engaged.

The shares of common stock of BCSB Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.